Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Lee Newitt
(704) 344-8150
lnewitt@fairpoint.com

Media Contact:
Sabina Haskell
(802) 658-7351
shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2012 THIRD QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $28.0 million in the quarter and $95.2 million year-to-date

•	Adjusted EBITDA[1], a newly introduced measure, of $73.7 million in the quarter

•	Net loss of $37.3 million in the quarter

•	Cash of $22.1 million at Sept. 30, 2012, after a $25.0 million voluntary debt prepayment

Charlotte, N.C. (Nov. 1, 2012) - FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the quarter ended Sept. 30, 2012. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (ET) on Friday, Nov. 2, 2012.

“We're pleased to report another solid quarter,” said Paul H. Sunu, CEO of FairPoint. “It is clear from this quarter's results that our 'four pillar' strategy is taking hold. We expect to exceed our full year guidance and we are generating free cash flow. As a result, we were able to make a $25 million voluntary prepayment of debt in the quarter reflecting our desire to delever and increase shareholder value.”

Operating Highlights

FairPoint continues to see positive momentum in its growth-oriented business and broadband products. Data and Internet services revenue grew 12% versus a year ago and products like FairPoint's Ethernet service offerings continue to attract new customers. Growth in business and broadband products is a key element of FairPoint's strategy to transform its revenue composition and offset continued erosion in the Company's residential voice base. Ethernet services contributed approximately $10.7 million of revenue in the third quarter of 2012 as compared to $10.2 million in the second quarter of 2012 and $4.2 million in the third quarter of 2011. Growth in the Company's Ethernet products is expected to continue as regional banks, healthcare networks and wireless carriers transition away from legacy technologies like frame relay.

FairPoint continues to see a steady improvement in its ability to attract and retain business customers, which contributed to an improvement in the rate of business voice access line loss in the quarter. The rate of loss in business voice access lines, which stood at 3.3% for the twelve months ended Sept. 30, 2012, is nearly half the 6.3% loss FairPoint experienced for the twelve months ended Sept. 30, 2011. Business voice access lines declined only 0.9% sequentially versus June 30, 2012.

Broadband subscribers grew 3.2% year-over-year and 0.5% sequentially. FairPoint added more than 10,000 broadband subscribers in the last twelve months, as penetration reached 33.1% of voice access lines at Sept. 30, 2012.

Voice access line loss slowed for the tenth consecutive quarter, reaching 7.8% year-over-year and 2.1% sequentially.

As of Sept. 30, 2012, FairPoint had approximately 3,400 employees, a decrease of 4.0% and 15.7% from Dec. 31, 2011 and Dec. 31, 2010, respectively.

___________________________________
1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income are contained in the attachment to this press release.

As FairPoint previously reported, the Company's retail products and services have been substantially deregulated in Maine, New Hampshire and Vermont. This deregulation went into full effect during the third quarter of 2012. The Company believes it can now compete on a more level playing field in all three northern New England states as it expands its sales efforts to transform its revenue composition. In addition, a dramatic reduction in retail service quality penalty exposure serves to de-risk the business going forward.

Financial Highlights

Third Quarter 2012 as compared to Second Quarter 2012

Revenue was $242.1 million in the third quarter of 2012 as compared to $243.5 million in the second quarter of 2012. The change was due primarily to a loss of voice access lines in the quarter, which led to decreases in voice services and access revenue. The decline in voice services revenue was partially offset by revenue assurance activities in the quarter. A decrease in switched access revenue was partially offset by growth in special access products like wholesale Ethernet. Increases in broadband subscribers and retail Ethernet product revenues led to an increase in data and Internet services revenue.

Operating expenses, excluding depreciation, amortization and reorganization, were $186.4 million in the third quarter of 2012 as compared to $190.7 million in the second quarter of 2012. The decrease was primarily the result of a decrease in employee expenses, cost of goods sold and bad debt.

Adjusted EBITDA was $73.7 million in the third quarter of 2012 as compared to $76.1 million in the second quarter of 2012. The decline was primarily the result of a decrease in revenue along with the benefit received during the second quarter of 2012 from the favorable settlement of certain bankruptcy claims.

Net loss was flat sequentially, with $37.3 million reported for the third quarter of 2012 as compared to a net loss of $37.1 million in the second quarter of 2012.

Capital expenditures were $37.7 million in the third quarter of 2012 as compared to $32.1 million in the second quarter of 2012. FairPoint continues to expand its broadband footprint in New Hampshire in accordance with a regulatory commitment to reach 95% of its customers in the state by March 31, 2013.

FairPoint's cash position was $22.1 million as of Sept. 30, 2012, as compared to $43.8 million as of June 30, 2012 and $17.4 million as of Dec. 31, 2011. The Company made a voluntary prepayment of $25.0 million on its Term Loan during the quarter. Adjusting for the voluntary debt prepayment, cash would have been flat sequentially even after a cash interest payment of approximately $16.3 million and a cash pension contribution of $8.4 million. FairPoint does not expect to make any more contributions to the pension fund in 2012. The Company's $75 million revolving credit facility is undrawn, with $62.6 million available for additional borrowing after applying $12.4 million for outstanding letters of credit.

Third Quarter 2012 as compared to Third Quarter 2011

Revenue was $242.1 million in the third quarter of 2012 as compared to $257.9 million a year earlier. The change was due primarily to a loss of voice access lines, which led to decreases in voice services and access revenue. The decrease in voice access lines led to a decline in switched access minutes of use and a corresponding decline in switched access revenue. In addition, special access revenue declined as customers migrated from legacy access products such as DS1, DS3, frame relay and private line to wholesale Ethernet-based products, which tend to have a lower average revenue per unit. Data and Internet services revenue grew as broadband subscribers and retail Ethernet product revenues increased year-over-year.

Operating expenses, excluding depreciation, amortization and reorganization, were $186.4 million in the third quarter of 2012 as compared to $213.5 million a year earlier. The decrease was primarily the result of decreases in employee expenses, bad debt, contracted services and other expenses.

Adjusted EBITDA was $73.7 million in the third quarter of 2012 as compared to $67.0 million a year earlier. FairPoint implemented a number of cost reduction initiatives in the second half of 2011 and throughout 2012. As a result, reductions in operating expenses have more than offset the decline in revenue.

Capital expenditures were $37.7 million in the third quarter of 2012 as compared to $35.2 million a year earlier. The Company continues to expand its broadband footprint in New Hampshire as discussed above. Net loss was $37.3 million in the third quarter of 2012 as compared to a net loss of $279.4 million in the third quarter of 2011, when FairPoint recognized a non-cash impairment of intangible assets and goodwill.

2012 Guidance

FairPoint generated Unlevered Free Cash Flow (after cash pension contributions and OPEB payments) of $95.2 million during the first nine months of 2012 and expects to exceed its guidance of $90 million to $100 million for the full year.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report for the quarter ended Sept. 30, 2012, which will be filed with the SEC on or prior to Nov. 9, 2012. The Company's results for the quarter ended Sept. 30, 2012 are subject to the completion of its quarterly report for such period.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. In accordance with generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company's assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company's consolidated statements of financial position and operations for periods after Jan. 24, 2011 are not comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter 2012 results at 8:30 a.m. (ET) on Friday, Nov. 2, 2012.

Participants should call (866) 543-6408 (US/Canada) or (617) 213-8899 (international) at 8:20 a.m. (ET) and enter the passcode 73625655 when prompted. The title of the call is the Q3 2012 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 35730646 when prompted. The recording will be available from Friday, Nov. 2, 2012, at 10:30 a.m. (ET) through Friday, Nov. 9, 2012, at 11:59 p.m. (ET).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Consolidated EBITDAR (as defined in the Company's credit facility), Unlevered Free Cash Flow and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension contributions and payments for other post-employment benefits and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA, Consolidated EBITDAR and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Consolidated EBITDAR, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA, Consolidated EBITDAR and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA, Consolidated EBITDAR and Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 18 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except per unit)

	3Q12	2Q12	1Q12	4Q11	3Q11

Summary Income Statement:

Revenue:
Voice services	$111,337	$111,525	$114,777	$118,580	$117,583
Access	82,015	84,686	86,823	90,204	94,646
Data and Internet services	36,793	36,118	33,332	32,418	32,854
Other services	11,907	11,124	13,542	12,960	12,829
Total revenue	242,052	243,453	248,474	254,162	257,912
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	186,417	190,672	210,903	203,717	213,483
Depreciation and amortization	89,782	93,780	93,207	91,951	91,547
Reorganization expense (income) (post-emergence)	172	(2,823)	(1,392)	(1,743)	(3,735)
Impairment of intangible assets and goodwill	—	—	—	—	262,019
Total operating expenses	276,371	281,629	302,718	293,925	563,314
Loss from operations	(34,319)	(38,176)	(54,244)	(39,763)	(305,402)
Other income (expense):
Interest expense	(16,991)	(16,983)	(17,028)	(17,173)	(17,147)
Other income (expense), net	548	(125)	302	472	488
Total other income (expense)	(16,443)	(17,108)	(16,726)	(16,701)	(16,659)
Loss before income taxes	(50,762)	(55,284)	(70,970)	(56,464)	(322,061)
Income tax benefit (expense)	13,433	18,211	24,258	(27,520)	42,620
Net loss	$(37,329)	$(37,073)	$(46,712)	$(83,984)	$(279,441)

Reconciliation of Adjusted EBITDA, Consolidated EBITDAR and Unlevered Free Cash Flow:

Net loss	$(37,329)	$(37,073)	$(46,712)	$(83,984)	$(279,441)
Income tax (benefit) expense	(13,433)	(18,211)	(24,258)	27,520	(42,620)
Interest expense	16,991	16,983	17,028	17,173	17,147
Depreciation and amortization	89,782	93,780	93,207	91,951	91,547
Pension expense (1a)	4,166	4,573	5,065	3,313	3,108
OPEB expense (1a)	11,729	13,373	13,874	10,153	13,062
Other non-cash items, net (1b)	1,211	395	(156)	(53)	260,518
Restructuring costs (1c)	338	276	463	275	844
All other allowed adjustments, net (1d)	234	2,050	2,771	4,112	2,866
Adjusted EBITDA	$73,689	$76,146	$61,282	$70,460	$67,031
Adjusted EBITDA margin	30.4%	31.3%	24.7%	27.7%	26.0%

Pension contributions (1e)	$(7,344)	$(5,156)	$(5,350)	$—	$(6,178)
OPEB payments (1e)	(656)	(794)	(608)	(482)	(400)
Consolidated EBITDAR	$65,689	$70,196	$55,324	$69,978	$60,453

Capital expenditures	$37,669	$32,070	$26,257	$35,110	$35,169

Unlevered Free Cash Flow	$28,020	$38,126	$29,067	$34,868	$25,284

Select Operating and Financial Metrics:

Residential access lines	602,530	619,240	631,724	645,453	662,562
Business access lines	303,904	306,682	309,078	311,241	314,290
Wholesale access lines (2)	67,886	69,375	72,233	76,065	80,025
Total switched access lines	974,320	995,297	1,013,035	1,032,759	1,056,877
% change y-o-y	(7.8)%	(7.8)%	(8.1)%	(8.4)%	(8.8)%
% change q-o-q	(2.1)%	(1.8)%	(1.9)%	(2.3)%	(2.1)%

Broadband subscribers (3)	322,551	320,812	318,510	314,135	312,475
% change y-o-y	3.2%	5.1%	7.1%	8.4%	8.2%
% change q-o-q	0.5%	0.7%	1.4%	0.5%	2.4%
penetration of access lines	33.1%	32.2%	31.4%	30.4%	29.6%

Access line equivalents	1,296,871	1,316,109	1,331,545	1,346,894	1,369,352
% change y-o-y	(5.3)%	(5.0)%	(4.9)%	(5.0)%	(5.4)%
% change q-o-q	(1.5)%	(1.2)%	(1.1)%	(1.6)%	(1.1)%

(1) For purposes of calculating Consolidated EBITDAR, FairPoint's credit facility allows for:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back of other non-cash items except to the extent they will require a cash payment in a future period,
c) the add-back of costs related to the restructuring, including professional fees for advisors and consultants,
d) the add-back (or subtraction) of other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses, and
e) the subtraction of net pension contributions and OPEB cash benefit payments in the period.
(2) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(3) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2012 and December 31, 2011
(in thousands, except share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash	$22,080	$17,350
Restricted cash	10,792	24,446
Accounts receivable, net	102,263	104,298
Prepaid expenses	21,173	18,346
Other current assets	2,850	3,312
Deferred income tax, net	12,949	17,915
Total current assets	172,107	185,667
Property, plant and equipment (net of $537.5 million and $280.5 million accumulated depreciation, respectively)	1,493,504	1,663,065
Intangible assets (net of $18.8 million and $10.4 million accumulated amortization, respectively)	119,780	128,145
Debt issue costs, net	1,278	1,779
Restricted cash	651	651
Other assets	10,678	10,338
Total assets	$1,797,998	$1,989,645
Liabilities and Stockholders’ Deficit
Current portion of long-term debt	$10,000	$10,000
Current portion of capital lease obligations	1,222	1,252
Accounts payable	52,853	65,184
Claims payable and estimated claims accrual	1,303	22,839
Accrued interest payable	670	508
Other accrued liabilities	74,987	54,348
Total current liabilities	141,035	154,131
Capital lease obligations	1,782	2,690
Accrued pension obligation	153,705	157,961
Employee benefit obligations	566,941	531,634
Deferred income taxes	183,700	245,369
Other long-term liabilities	11,526	14,003
Long-term debt, net of current portion	960,000	990,000
Total long-term liabilities	1,877,654	1,941,657
Total liabilities	2,018,689	2,095,788
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,240,614 and 26,197,142 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	262	262
Additional paid-in capital	505,209	502,034
Retained deficit	(536,059)	(414,945)
Accumulated other comprehensive loss	(190,103)	(193,494)
Total stockholders’ deficit	(220,691)	(106,143)
Total liabilities and stockholders’ deficit	$1,797,998	$1,989,645

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three Months Ended September 30, 2012 and 2011, Nine Months Ended September 30, 2012,
Two Hundred Forty-Nine Days Ended September 30, 2011 and Twenty-Four Days Ended January 24, 2011
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30, 2012	Two Hundred Forty-Nine Days Ended September 30, 2011	Predecessor Company
	2012	2011			Twenty-Four Days Ended January 24, 2011
Revenues	$242,052	$257,912	$733,979	$708,950	$66,378
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	105,502	120,149	330,937	321,790	38,766
Selling, general and administrative expense, excluding depreciation and amortization	80,915	93,334	257,055	245,132	27,161
Depreciation and amortization	89,782	91,547	276,769	244,940	21,515
Reorganization related expense(income)	172	(3,735)	(4,043)	1,511	—
Impairment of intangible assets and goodwill	—	262,019	—	262,019	—
Total operating expenses	276,371	563,314	860,718	1,075,392	87,442
Loss from operations	(34,319)	(305,402)	(126,739)	(366,442)	(21,064)
Other income (expense):
Interest expense	(16,991)	(17,147)	(51,002)	(46,634)	(9,321)
Other	548	488	725	1,319	(132)
Total other expense	(16,443)	(16,659)	(50,277)	(45,315)	(9,453)
Loss before reorganization items and income taxes	(50,762)	(322,061)	(177,016)	(411,757)	(30,517)
Reorganization items	—	—	—	—	897,313
(Loss) income before income taxes	(50,762)	(322,061)	(177,016)	(411,757)	866,796
Income tax benefit (expense)	13,433	42,620	55,902	80,796	(279,889)
Net (loss) income	$(37,329)	$(279,441)	$(121,114)	$(330,961)	$586,907
Weighted average shares outstanding:
Basic	25,993	25,843	25,970	25,836	89,424
Diluted	25,993	25,843	25,970	25,836	89,695
(Loss) earnings per share:
Basic	$(1.44)	$(10.81)	$(4.66)	$(12.81)	$6.56
Diluted	$(1.44)	$(10.81)	$(4.66)	$(12.81)	$6.54

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2012, Two Hundred Forty-Nine Days Ended September 30, 2011
and Twenty-Four Days Ended January 24, 2011
(Unaudited)
(in thousands)

	Nine Months Ended September 30, 2012	Two Hundred Forty-Nine Days Ended September 30, 2011	Predecessor Company
			Twenty-Four Days Ended January 24, 2011
Cash flows from operating activities:
Net (loss) income	$(121,114)	$(330,961)	$586,907
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred income taxes	(56,743)	(80,119)	279,868
Provision for uncollectible revenue	2,951	15,713	3,454
Depreciation and amortization	276,769	244,940	21,515
Post-retirement healthcare	36,919	25,512	2,654
Qualified pension	(4,047)	1,709	986
Impairment of intangible assets and goodwill	—	262,019	—
Other non cash items	1,497	(150)	97
Changes in assets and liabilities arising from operations:
Accounts receivable	(861)	1,839	(7,752)
Prepaid and other assets	(2,937)	2,030	(3,423)
Restricted cash	(7,796)	—	—
Accounts payable and accrued liabilities	732	(2,636)	26,627
Accrued interest payable	162	183	9,017
Other assets and liabilities, net	(2,082)	268	177
Reorganization adjustments:
Non-cash reorganization income	(5,119)	(5,290)	(917,358)
Claims payable and estimated claims accrual	(8,803)	(64,091)	(1,096)
Restricted cash - cash claims reserve	20,291	56,544	(82,764)
Total adjustments	250,933	458,471	(667,998)
Net cash provided by (used in) operating activities	129,819	127,510	(81,091)
Cash flows from investing activities:
Net capital additions	(95,996)	(128,538)	(12,477)
Distributions from investments	634	636	—
Net cash used in investing activities	(95,362)	(127,902)	(12,477)
Cash flows from financing activities:
Loan origination costs	—	(884)	(1,500)
Repayments of long-term debt	(30,000)	—	—
Restricted cash	1,158	1,675	34
Proceeds from exercise of stock options	53	—	—
Repayment of capital lease obligations	(938)	(809)	(201)
Net cash used in financing activities	(29,727)	(18)	(1,667)
Net change	4,730	(410)	(95,235)
Cash, beginning of period	17,350	10,262	105,497
Cash, end of period	$22,080	$9,852	$10,262
Supplemental disclosure of cash flow information:
Capital additions included in accounts payable or claims payable and estimated claims accrual at period-end	$—	$2,777	$1,818
Reorganization costs paid	$621	$19,282	$11,110
Non-cash settlement of claims payable	$7,668	$—	$—